UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MFS MUNICIPAL SERIES TRUST
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MFS® Florida Municipal Bond Fund

(the “Florida Municipal Bond Fund”)

500 Boylston Street

Boston, MA 02116

We recently sent you proxy materials regarding a Special Meeting of Shareholders scheduled to be held on October 27, 2011. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. We urge you to vote your proxy now. You and all other Fund shareholders will benefit from your cooperation.

The Florida Municipal Bond Fund’s Trustees recommend a vote “FOR” the proposal to approve the Plan of Reorganization providing for the transfer of the assets to and the assumption of all of the liabilities of the Florida Municipal Bond Fund by the MFS® Municipal Income Fund, all as detailed in your proxy statement. A copy of the proxy statement is available by calling the toll free number shown below.

1-800-966-6871

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the October 27, 2011 Special Meeting of Shareholders.	The Florida Municipal Bond Fund has made it very easy for you to vote. Choose one of the following methods:
• Speak to a live proxy specialist by calling 1-800-966-6871. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)
• Log on to the website noted on your card, enter your control number printed on the card, and vote by following the on-screen prompts.
• Call the phone number on your card, enter the control number printed on the card, and follow the touchtone prompts.
Voting takes only a few minutes. Thank you for your participation in this important matter.	• Mail in your signed card in the envelope provided.

MFSFLA-R